EXHIBIT 99.1

Transcript of

WidePoint Corporation

Fourth Quarter 2025 Earnings Conference Call

April 16, 2025

Participants

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

Robert George - Chief Financial Officer, WidePoint Corporation

Analysts

Scott Buck - HC Wainwright

Barry Sine - Litchfield Hills Research

Presentation

Operator

Good afternoon. Welcome to the WidePoint’s Fourth Quarter and Full Year 2024 Earnings Conference Call. My name is John and I will be your operator for today’s call. Joining us for today’s presentation are WidePoint’s President and CEO, Jin Kang; and Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. Following their remarks, we will open the call for questions from WidePoint’s publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations Team at wyy@gateway-grp.com.

Before we begin, I would like to provide WidePoint’s Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and future performance of WidePoint Corporation that involves risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company’s Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.widepoint.com.

Now I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Thank you, operator, and good afternoon, everyone. Thank you for joining us today to review our financial and operational results for the fourth quarter and full year ended December 31, 2024. Before going into details of our 2024 results, I will briefly address the cause for the delay in our earnings call. As you have probably gathered from the SEC Form 12b-25 filed on March 31st, we requested and received an extension to file our 10-K. Subsequently, we have filed our 10-K timely. Bob will provide further details, but, briefly, WidePoint experienced significant growth in 2024, including a surge in the number of new customers, some with more complex terms. This increased activity caused the planned completion of our external audit to be delayed. We appreciate your understanding and we prioritize quality and transparency in our reporting. As you can see from our filing, our audit opinion contains no qualifications.

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Now with that out of the way, let me move on to our operational highlights for 2024. We entered 2024 with three key goals; continuing our sales and marketing investments, enhancing operational execution and driving technical innovations. I am pleased to share that we not only achieved, but surpassed our expectations for all three of our goals.

Our sales and marketing investments and operational execution deliver exceptional results for both the quarter and the year. I am pleased to report another quarter of year-over-year improvements in our financial performance. We closed out 2024 exceeding our revenue guidance, delivering approximately $142.6 million for the year, a 35% increase compared to 2023 full year results and exceeding our adjusted EBITDA and free cash flow guidance, recording $2.6 million of adjusted EBITDA and $2.5 million in free cash flow. We achieved our 30th consecutive quarter of positive adjusted EBITDA and fifth consecutive quarter of being free cash flow positive. For the year, we secured $51.2 million in total contract value with $45.6 million awarded by federal agencies and $5.6 million from commercial organizations. The growth in our commercial contract awards is particularly noteworthy and encouraging and our commercial sales pipeline remained strong, something Jason will discuss shortly.

While the success of our sales and marketing investments, operational execution and financial performance are all encouraging size for us, our most significant achievements came from our technical developments and advancements. Last July, we officially launched our new proprietary MobileAnchor solution and more recently in February, launched our new M365 Analyzer. Jason will provide an update on these two solutions and some of the plans we have in store for 2025. Most notably, after more than three years of dedicated team effort, WidePoint achieved the long-awaited FedRAMP authorized status for Intelligent Technology Management System or ITMS, marking a major milestone in our commitment to security and innovation.

Though we announced our FedRAMP news via press release, I’d like to take a moment to highlight its true impact on WidePoint. FedRAMP is a US government-wide program that established a standardized approach to security assessment, authorization and continuous monitoring for cloud products and services. Achieving FedRAMP authorized status is a major milestone that sets WidePoint apart in the marketplace. This certification validates our ITMS solutions meet stringent federal cybersecurity standards and reinforces our commitment to protecting customer data with industry-leading security measures. ITMS is now listed on the FedRAMP marketplace making it accessible to federal agencies across various business categories. This opens new doors for WidePoint, further expanding our sales and marketing reach and unlocking contract opportunities that were once beyond our grasp.

This FedRAMP authorized status also positions WidePoint favorably for major upcoming contracts such as the DHS CWMS 3.0 recompete, the Decennial Census 2030 and NASA SEWP VI among others. This milestone strengthens our long-term growth potential and further solidifies WidePoint as a trusted partner for government and enterprise cybersecurity solutions. Jason will expand upon the DHS CWMS 3.0 recompete and discuss the US NAVY’s Spiral 4 contract. As we near submission, we continue to make progress on SEWP VI and Alliant 3. Again, Jason will expand upon both contract in his prepared remarks.

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In late January, we announced the complete integration of IT Authorities [Phonetic] into the WidePoint brand. Over the past three years since acquiring ITA, we have successfully integrated our solution sets and have been operating at full capacity. With the earnout agreements now concluded, this integration has streamlined our organization, which has enabled us to respond quickly to customer needs and enhance our ability to capture new customers while increasing wallet share with existing ones. Although we have been upselling and cross-selling our solutions, the full integration allows WidePoint solutions to now be seamlessly layered on top of ITA’s offerings. This will enable even more effective upselling and cross-selling efforts, further strengthening our market position.

Lastly, as of December 31, 2024, our contract backlog stood at approximately $290 million. This number did not include our recent Spiral 4 task order award for $25 million. Our sales pipeline continues to remain healthy across all sectors and we are optimistic about continuing to grow our backlog throughout 2025 and beyond.

With that, I will now hand the call over to Jason, who will speak further about the sales and marketing pipeline and specifically the opportunities we are seeing in the commercial sector. Jason?

Jason Holloway - Chief Revenue Officer, WidePoint Corporation

Thanks, Jin, and good afternoon, everyone. Over the past year, we have successfully developed and launched our new MobileAnchor digital credential solution, offering the most secure level of multifactor authentication through smartphones. We have already secured two contracts with both federal defense and civilian agencies. We also launched the M365 Analyzer solution for our Microsoft clients, delivering a unique dashboard detailing volumes and cost with clear ROIs and actionable insights as well as a license management module to manage the challenges of optimizing Microsoft 365 identifying expense savings.

Regarding the CWMS 3.0 recompete, with the previous 2.0 contract is set to conclude in November of this year, we are actively preparing for the next phase and have already responded to the request for information in August of 2024. WidePoint is in a very strong position to secure this contract, thanks to several key advantages. Our authorization to operate from DHS, combined with our proven track record of excellence, positions us as the ideal candidate. Additionally, the seamless integration and alignment of our systems and processes with the DHS infrastructure further strengthens our bid. Our certifications and accreditation, many of which our competitors cannot match, along with our newly achieved FedRAMP authorized status gives us a significant competitive edge. Given our industry-leading technologies and our past performance, we remain confident in our ability to secure the CWMS 3.0 contract and continue our long-standing partnership with DHS.

Last month, we announced our exciting new task order award under the US NAVY Spiral 4 contract vehicle to provide managed mobility services to a combat support agency within the US Department of Defense. This task order carries an annual value of approximately $2.5 million with one year base period and nine additional one year option periods totaling a potential value of $25 million, if all options are exercised. As a reminder, WidePoint is competing against six other companies within the Spiral 4 contract vehicle, including the big three US wireless carriers. Winning this task order shows our ability to compete with industry giants and highlights the unique and differentiated solutions we bring to the table. We are honored to support the US military mission and take great pride in being a trusted partner of the DoD. This award is an encouraging sign of momentum within Spiral 4 and, with many past task orders set to expire under Spiral 3 contract in the coming months, we hope to see increased activity and additional opportunities developed through this contract vehicle.

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We continue to make progress in early stages of the SEWP VI contract as we near the submission of our proposal. Additionally, WidePoint is preparing to compete for the Alliant 3 contract, a government-wide acquisition contract managed by GSA, which provides federal agencies with access to a broad range of IT services and solutions. The Alliant 3 has no contract ceiling, though for context, its predecessor, Alliant 2, had a $75 billion contract ceiling. We are actively working on our response to the request for proposal and look forward to sharing material updates as progress unfolds.

Jin will outline our goals for 2025 at the end of today’s call, but I’d like to highlight one in particular, leveraging strategic partnerships. This goal is closely aligned with our sales and marketing initiatives as forming partnerships enables us to leverage share client networks, expand our customer base and ultimately grow revenue. Early stage examples of this include the direct-to-consumer program with a mobile virtual network operator for MobileAnchor. Additionally, the success of our Device-as-a-Service program we mentioned during our last earnings call will also depend on building these types of strategic alliances. We are also working with a strategic partner to deliver our identity and access management certificates as part of a smart city initiative. Encouragingly, the primary opportunities in this area are with commercial clients, which support our broader goal of diversifying beyond government customers. Device-as-a-Service continues to gain very strong momentum with our long-standing and exceptional partner. I hope to have some exciting news by the next call regarding the potential closure of some deals.

The robustness of our sales pipeline is a direct result of our innovative development of our WidePoint proprietary solutions our sales team and our strategic partnership and we look forward to announcing further innovations and new contract wins in the near future.

With that, I will now turn the call over to Bob to discuss our financial results. Bob?

Robert George - Chief Financial Officer, WidePoint Corporation

Thanks, Jason, and thanks to everybody for joining us today. I’m pleased to share the details of our financial results for the fourth quarter and the full year ended December 31st, 2024. As Jin mentioned at the outset of this call, the delay in our 10-K filing was primarily a result of growth in our business and the complexity of new contracts that began in 2024. As a result, the annual audit fieldwork took longer than planned, and we appreciate everyone’s understanding as we prioritize quality and transparency in our reporting. We did, in fact, file our Form 10-K timely under the permitted extension and, just as important, the associated audit report had a clean opinion. Further, no previously issued financial statements were impacted.

Now, moving into the financial performance details. Total revenues for the quarter were $37.7 million, an increase of $9.4 million from the $28.3 million reported in the same period last year. Our full year revenues were $142.6 million, an increase of $36.6 million or 35% from $106 million in the same period last year.

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Now I’ll provide a further breakdown of our fourth quarter and full year revenue. Our carrier services revenues for the quarter was $24.6 million, an increase of $8.9 million compared to the same period in 2023. The carrier services revenue for the year was $86.8 million, an increase of $28.6 million compared to the same period last year. The increase is due to increased contracting activity with our federal customers where we pay carrier invoices on behalf of those customers. Our managed services fees for the quarter were $9.4 million and relatively consistent with the same period in 2023. For the year, our managed services fees were $35.8 million, an increase of $4.5 million last year. The increase was primarily a result of implementing a new commercial contract for a US government end customer in the third quarter and the full year execution on our FEMA contract. Billable services fees for the quarter were $1 million, an increase of $700,000 compared to the same period in 2023. For the year, billable services fees were $5.1 million, a slight increase of approximately $147,000 from the same period last year. Reselling and other services in the fourth quarter were $2.7 million and relatively consistent with the same period last year. For the year, reselling and other services were $14.9 million, an increase of $3.4 million from the same period last year. The increase is primarily related to increased selling of third-party software for recording and storing text messages, which is now required under an expansion of the Federal Records Act. Reselling and other services are transactional in nature and the amount and timing of revenue may vary significantly from period to period.

Gross profit for the fourth quarter was $4.8 million or 13% of revenues compared to $4 million or 14% of revenues in the same period in 2023. Gross profit for the year was $19 million or 13% of revenues compared to $15.6 million or 15% of revenues in 2023. The lower gross margin as a percentage of revenues is related to increased carrier services in 2024 compared to 2023. The more significant metric of gross profit percentage, excluding carrier services, was 36% in the fourth quarter compared to 32% in the same period last year. For the year, gross profit percentage, excluding carrier services was 34% compared to 33% in the same period last year. Our gross profit percentage will vary from period to period based on our revenue mix.

Sales and marketing expenses in the fourth quarter was $560,000 or 1% of revenues and remained relatively constant with the same period last year. Sales and marketing expenses for the year were $2.3 million or 2% of revenues compared to $2.2 million and 2% of revenues in the same period last year. We expect to see further dollar increases here as we continue to invest in sales and marketing efforts, though we expect sales and marketing to be lower as a percentage of revenues in the future.

General and administrative expenses in the fourth quarter were $4.3 million or 11% of revenues compared to $4.2 million or 15% of revenues in the same period of 2023. General and administrative expenses in the year were $17.6 million or 12% of revenue compared to $15.9 million or 15% of revenue in 2023. The dollar increase primarily relates to employee compensation and increased health insurance costs compared to the same period last year. We expect general and administrative expenses to increase as our business grows, but to remain constant or lower as a percentage of revenues.

Adjusted EBITDA, a non-GAAP measure, for the fourth quarter was $631,000 compared to $423,000 for the same period last year. Adjusted EBITDA for the year was $2.6 million compared to $791,000 in the same period last year, reflecting a robust 229% increase over the prior year.

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Free cash flow for the quarter, which we define as adjusted EBITDA minus capital investments, was $593,000 compared to $300,000 in the same period last year. This marks a full year of positive free cash flow, which is a trend we expect to continue into 2025 and beyond. Free cash flow for the year was $2.5 million compared to negative free cash flow of approximately $300,000 in the same period last year, representing a 933% increase. Again, these significant improvements over periods were a result of increased adjusted EBITDA and lower capital expenditures.

We are continuing to see significant reductions in our net loss period-over-period. Net loss for the fourth quarter improved to $356,000 or a loss of $0.04 per share compared to a net loss of $1.3 million or a loss of $0.15 per share for the same period last year. Net loss for the year improved by $2.1 million to a net loss of $1.9 million or a loss of $0.21 per share compared to a net loss of $4 million or a loss of $0.46 per share in the same period last year.

Moving to the balance sheet. We ended the year with $6.8 million in cash, steadily improving from last quarter and staying consistent with our cash balance from the end of 2023. We are continuing to work with a major customer that has presented administrative challenges in improving our invoices to allow us to build time there and increase our cash generated from operations. We also have additional liquidity options available with our revolving line of credit facility, which was renewed in February. The terms of this new agreement are unchanged from the previous agreement. The revolving line of credit provides us with $4 million of potential borrowing capacity, although we do not anticipate having to rely on this facility.

This completes my financial summary. For a more detailed analysis of our financial results, please refer to our 10-K, which was filed prior to this call.

With that, I’ll turn the call back over to Jin.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Thank you, Bob and Jason. Given the recent nationwide news and developments, I’d like to address the current situation with the federal government pertaining to their ongoing budget cuts. At this time, the agencies we support are largely insulated from these cuts and we anticipate they will continue to spend at the rate they have done so previously. We remain cautiously optimistic that these government-wide cuts in the near-term will not impact WidePoint’s business with government agencies nor our ability to execute our contract pipeline and secure new government work. A clear example is our recent task order award under Spiral 4 contract totaling $25 million over a 10-year contract period. Despite the potential budget cuts, the departments we support are expected to continue spending at their usual rate. For additional color, our services are must-haves for the government, not nice-to-haves.

WidePoint distinguishes ourselves through a deep-rooted commitment to cost-saving strategies seamlessly integrated into our company’s culture. Our focus on reducing expenses aligns well with the current presidential administration push to curb federal spending by tackling waste, fraud and abuse, a philosophy we champion long before it gained widespread recognition. Through our services, we’ve delivered significant cost savings for our government clients and our mission is closely aligned with the current administration’s focus on government efficiency. Even with projected cuts, essential government work will need to be done. The contractors will inevitably take on a portion of this work. I am cautiously optimistic that these budget cuts will not pose headwinds for our business and we remain committed to executing our services to the same level of efficiency and performance we always have.

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Before we move on to the Q&A session, I’d like to outline our primary goals for 2025. First, we aim to expand our strategic relationship with our existing partners as well as new partners to leverage shared client networks, expand our customer portfolios and grow our contract backlog even further. As Jason stated, we have already begun developing new partnerships with the Device-as-a-Service program, opportunities for the new presidential administration and our direct-to-consumer program with a mobile virtual network operator partner for MobileAnchor. The demand for MobileAnchor remains strong and, while we are still in the early stages of many opportunities, we’re excited to fully commercialize this solution in 2025. While pursuing new strategic partnerships is essential for growth, expanding and deepening our collaboration with existing partners is equally important. These relationships are already built on a foundation of trust and proven performance and we see clear synergies that we can further leverage to unlock additional value, drive innovation and accelerate mutual success.

Second is to prepare for the DHS CWMS 3.0 recompete. Although we are the incumbent contractors and are in the best position to re-win this opportunity, we are not resting on our laurels. There will be a full court press on our part to ensure that we re-win this opportunity. We have already formed a proposal team to address all of the requirements that we anticipate will be part of the RFP process. To reiterate, we are confident that our solution sets, proven track record with DHS, our FedRAMP authorized status and innovative offerings will position us for success in this recompete process.

Third, commercializations of our newly developed solutions, particularly MobileAnchor and M365 Analyzer, will be another point of focus for us this year. As Jason highlighted, forming strategic partnerships will be key in securing a significant share of the mobile digital credential market as well as unlocking substantial cost saving opportunities for our clients in the Microsoft 365 environment both in the public and private sectors.

Finally, as previously stated, our goal remains to deliver positive earnings per share for the full year 2025. The progress we made driven by technological innovations, strategic sales and marketing investments, strong performance across all of our business lines and judicious cost management have positioned us well to maintain our growth trajectory and reach this goal.

That concludes our prepared remarks and we will now take questions from our analysts and major shareholders. Operator, will you please open the call for questions.

Operator

Thank you. At this time we will be conducting a question-and-answer session. [Operator Instructions] Our first question comes from Scott Buck with HC Wainwright. Please proceed.

Q: Hi. Good afternoon, guys. Thanks for taking my questions.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Good afternoon, Scott.

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Q: Great. I believe last call you indicated that you had a one or two federal agencies in pilot mode with MobileAnchor. I’m curious if we could get an update there and maybe with some of the feedback that you guys have gotten to date.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. So we completed our pilot with -- I can’t name the name, but I will tell you that it is one that’s been in the news lately, has to do with some transportation industry. But that is going well and we’re looking to increase the number of credentials that are going to be issued on to these mobile devices and so we are continuing the progress that. We also have another agency that we are looking to that’s related to the K-12. And the K-12 was a vocal supporter of this technology and hopefully we’ll be able to roll that out as part of our partnership with 22Vets.

Q: Great. That’s helpful. And then it sounds like from your comments that you don’t see any kind of long-term detriments given some of the activity in Washington. But I’m curious just the turnover in administration, whether you’re seeing any disruption or delays in your conversations with folks there. Just wondering how it impacts the first half of 2025 I guess.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. So far we haven’t seen any negative impacts from all of the efficiency efforts that are happening and we are on these long-term contracts with the federal government. That doesn’t mean that the federal government cannot terminate any contract for convenience and they’ve done so with various agencies, and so we’re very careful. We’re keeping our eyes and ears -- eyes open and ears open just to make sure we can get this information ahead of time. But so far, we’ve been insulated, as I said in our prepared remarks. And the agencies that we work for, Department of Homeland Security specifically, will probably get additional mission as they’ve been in the news for a while about closing down the border. And one of the primary customers that we support is the part of DHS, the Customs and Border Protection, and so we’ve been talking with our counterparts at DHS, looking at potential increases in the amount of services that they purchase from us. So, we’re optimistic. The other customers like Department of Defense and Department of Justice, these are all sort of protected, if you will. But there are things that are changing in Washington. There’re talks about all of the contracts, department falling under GSA and a lot of the contracting departments within the various other agencies being consolidated in under GSA. So a lot of the contracting acquisition and competition will be conducted by GSA. And so we’re not quite sure exactly what that means, but we’re following it very carefully. There are also talks of streamlining the Federal Acquisition Regulations, streamlining the FAR to remove what they call non-statutory clauses and placing them into a best practice volume. And what that means so far is that, that should open up the competition to more contractors and potentially shorten the acquisition streamline it. But still hard, very hard to gauge, but we are keeping a close eye on all of the developments that are happening to make sure that we’re not caught flat footed when things change.

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Q: Great. That’s really helpful color. And then if I can sneak one more in. Looks like balance sheet cash has finished the year a bit higher than what we’ve seen in the past couple of quarters. First, what is the CapEx outlook for 2025? And then how do you think about kind of cash deployment through the year? I mean are we talking about repurchase, M&A or we just continue to kind of fortify the balance sheet?

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. So I’ll start off the answer and then I’ll have Bob weigh in here. Our cash balance is a little bit better than what it was at the end of the year last year. And admittedly I think it was about the same as last year and admittedly it should be better, based upon our free cash flow metric. And the reason for it not being somewhere between $9 million or $10 million, it has to do with we had some unbilled issues and that we’re working through and I believe that was addressed in Bob’s prepared remarks. And we are making good progress on that, so we should see cash position improvement and we’ll continue to “fortify” our balance sheet, and we’re going to continue to do that. In terms of our CapEx, we don’t have any material items that are sitting out there other than the usual O&M type of stuff that we may have to put some investment in. So, with that let me just turn it over to Bob with some additional details. Bob?

Robert George - Chief Financial Officer, WidePoint Corporation

Sure. Hi, Scott. Yes, I think from our CapEx, we did a pretty good job last year of really tightening the belt. We’ll see a little bit more this year, but no, I mean, maybe 200 grands something like that, so it’s nothing like in the past and it’s -- a lot of that’s going to be some build out of the new facility that we took in Columbus for the Device-as-a-Service. So it’s deployed on revenue making items that modeling 200 grands.

Q: Okay. Perfect. Thanks guys. That’s it for me and congrats on the results.

Robert George - Chief Financial Officer, WidePoint Corporation

Thank you.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Okay. Thank you, Scott.

Operator

Our next question comes from Barry Sine with Litchfield Hills. Please proceed.

Q: Hey, good afternoon, gentlemen.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Good afternoon, Barry, and welcome back to The States.

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Q: Thank you very much. I wanted to talk about DOGE and I noticed that you do have a new risk factor in your 10-K, but I don’t want to talk about those from a risk perspective. I wanted to talk about it from an opportunity perspective. As you mentioned in the script, you were born for DOGE, right. Your services are perfectly aligned with what they do, especially as they’re doing headcount reductions, I can only imagine what’s happening with the devices of some of those folks. So, a couple of questions on DOGE. First, your key agency is Department of Homeland Security I believe and do you have Border Patrol within that? And then within some of the other opportunities with DOGE, have you gotten their attention, do they know you exist, have you been able to make a broader presentation on how you can assist some of these efforts with not just handset management, but perhaps billing analytics?

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes and so great question, thank you for that. And as I mentioned in our prepared remarks, I mean, WidePoint has a deep rooted commitment to cost savings, especially saving taxpayers’ money because it’s yours and my money, right. From the beginning, one of our primary focus have been to reduce technology spend. So we were DOGE before DOGE became a household word. So we are optimistic and we’re trying through various avenues to get the attention of DOGE, so that we can assist in identifying savings while at the same time preserving government staff. I mean we can do all of these savings without having to cut staff and we can help them do their jobs better. And specifically with the Customs and Border Protection, they’ll probably get additional mission and additional mission would be not only the addition of border guards, but also applying technology and wireless technology, cellular wireless technology which is the scope of the CWMS contract, which is the Cellular Wireless Managed Services. And so things like drones and securing the drones and putting cameras with Internet of Things and putting digital certificates on these devices that will increase the number of endpoints that we would manage and that would help the CBP to help manage all of their devices.

And another one that we’ve been trying to get some traction on is there have been many mobile devices and wireless devices that have been handed out to undocumented migrants that are coming across the border for making sure that the courts can locate them to have them come to their court proceedings. And we don’t know -- at least I don’t know how many of these devices have been handed out, what devices are being used, what devices have zero usage on them. We could do all of those things and find all of the -- provide all the data analytics associated with that. And so we’ve been trying to get access to Tom Homan and the folks over at DHS at the secretary level. I think we’ve gotten some a little bit of traction, but it’s too early to tell, but we are knocking on the doors of the various political operatives so that they could get us in the door to talk about the potential savings that we could provide.

Q: Okay. That’s very helpful. And one more if I could shift gears and talk about the guidance that you’re giving for 2025. You’re not giving traditional numbers or even ranges. There’re a couple of things you’ve said you do expect to be positive on EPS for the full year and then you also said that you expect to maintain your growth trajectory. Would that mean having the same growth rate as last year or I don’t know what the trajectory means?

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Excellent question, always getting to the heart of the matter, as they say. So in terms of we are one of the main goals that we have for 2025 is to be earnings per share positive. And as -- we actually had a forecast put together toward the end of last year and then there’re a lot of changes since then. And so we will put out a guidance for 2025 once we get all -- we’ll have to dust off the forecast rolling all of the things that happens between November and December and January and February and we’re closing the books on Q1. And so we will have guidance for top line and EBITDA and free cash flow. And when we say continue our trajectory, we’ve always quoted -- we’ve always been quoted as saying double-digit percentage growth of our top line and we should have similar growth in EBITDA and cash flow, but it’s a tyrannies of small numbers for EBITDA and free cash flow. This year, year-over-year free cash flow was up 933% and we were up 200% some for EBITDA. And so can we maintain that kind of increase? Possible certainly because our -- again, the numbers are small, but we’ll have a better guidance ranges as we flesh out all of our things -- all the things that happened, Q4 and Q1. We’ll have to make sure that we analyze our forecast. Bob, did you want to add anything to that?

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Robert George - Chief Financial Officer, WidePoint Corporation

No, I think you covered it all. Hey, Barry, I think we typically give guidance after the Q1 or as a part of the Q1 call and so we would expect to give something similar to what we did last year. And as Jin said, we’ve got a lot of moving parts, but they tend to be moving in the right direction, not all of them, but most of them.

Q: Okay. And so just to clarify on that, there’s a lot of companies during this earnings season who said because of the macro environment and the uncertainty that they’re just not going to give guidance this year. You sound to be and obviously you normally give your guidance with the 1Q call, you sound to be -- you don’t sound to be as uncertain as a lot of other companies out there. And as Bob just said, all else being equal, likely we’ll get some guidance with the 1Q call.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. And I think -- go ahead, Bob.

Robert George - Chief Financial Officer, WidePoint Corporation

I was just going to say I saw what United did before, but I feel like we’re not subject to the consumer. And everything we see demand signal from DHS is that and we have a pretty good line of sight to the contract activity with our backlog and such. So we’ll be able to give some pretty confident guidance at Q1.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Yes. So I mean we ended 2024 with roughly $290 million in contract backlog. So we’ll be working down that contract backlog. So we have, as Bob said, we have a pretty good line of sight on our revenue coming in for 2025. And we had some additional, with the Spiral 4, which is a big deal for us, it’s $2.5 million annually, and we’re optimistic that we’re going to get additional work out of the Spire 4 contract. And we’re going to continue to add incremental revenues to our top line and we have a good base with our contract backlog. And so not everything is doom and gloom, I’m hoping that we could get in with DOGE and capture some additional work there. And with our M365 Analyzer and our MobileAnchor, these are new products that look to have -- there’s a lot of need in the market for our product and solutions, so we feel pretty good and I think DOGE will be more of a tailwind than a headwind for us.

Q: Thank you.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Great. Thank you, Barry.

Operator

At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint’s IR team at wyy@gateway-grp.com. I’d now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin Kang - President and Chief Executive Officer, WidePoint Corporation

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings release. Thank you again and have a great evening.

Operator

Thank you for joining us today for WidePoint’s Fourth Quarter and Full Year 2024 Conference Call. You may now disconnect.

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